EXHIBIT 99.1

Sharps Compliance Reports Fourth Quarter Fiscal 2013 Revenue up 16%, Finishes Year With $21.5 Million in Revenue

  Fourth quarter revenue growth driven by $0.3 million, or 115%, increase in Pharmaceutical market and $0.3 million, or 33%, increase in Professional market
  Professional market revenue grew 28% in fiscal 2013; Assisted Living market was up 21%
  Balance sheet remains solid with cash of $15.5 million, working capital of $16.6 million

HOUSTON, Aug. 14, 2013 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of solutions for the cost-effective management of medical waste, used healthcare materials and unused dispensed medications, today reported financial results for the fourth quarter and fiscal year 2013 ended June 30, 2013.

Revenue in the fourth quarter of fiscal 2013 was $5.3 million, up $0.7 million, or 15.6%, over revenue in the fiscal 2012 fourth quarter of $4.5 million.

Customer billings, the Company's measure for performance and progress of the business, increased $0.6 million, or 13.6%, to $5.1 million compared with the prior-year period, driven by solid growth in billings to the Pharmaceutical and Professional markets. These were offset by lower billings to the Retail market which were softer due to the timing of orders related to the flu shot season. On a sequential basis, customer billings decreased $0.2 million, or 3.7%, compared with $5.3 million in the trailing third quarter. The trailing fiscal 2013 third quarter benefitted from carryover orders associated with the 2012 flu shot season and advance orders for the 2013 flu shot season through the Retail market. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.)

David P. Tusa, President and CEO of Sharps Compliance, commented, "We are continuing to realize results from our strategic initiatives to position ourselves as a preferred provider of comprehensive medical waste management services throughout North America. Our inside and online sales channel continues to drive growth primarily in the Professional market. Additionally, collaborative efforts under our marketing alliance with Daniels Sharpsmart are starting to bear fruit in many of our key markets. More importantly, the quality of our pipeline continues to improve as we create awareness of an alternative in the market place and of our cost effective medical waste solutions."

Focused sales and marketing initiatives drive revenue

Professional market billings grew $0.3 million, or 32.6%, to $1.0 million in the fourth quarter of fiscal 2013. The growth in this market was a direct result of the Company's targeted telemarketing initiatives and promotional activities to educate doctors, dentists and veterinarians of the significant cost advantage and convenience of the Company's Sharps® Recovery System when compared with the traditional pick-up service for the small quantity generator sector. The Company's inside and online sales channel, which is focused primarily on the Professional market, realized a 46.6% increase in billings to $0.9 million in the fiscal 2013 fourth quarter from $0.6 million in the prior-year period.

Fourth quarter Pharmaceutical market billings more than doubled, increasing by $0.3 million, or 115.0%, to $0.6 million. Billings to this market tend to be program related and, therefore, can be highly variable from quarter to quarter until programs mature.

Fourth quarter Assisted Living billings were $0.4 million, up 12.4% over the prior-year period, while Home Health Care billings were flat at $1.9 million compared with the prior-year period.

Retail market billings decreased $0.1 million, or 16.3%, to $0.7 million, compared with the prior-year period. The year-over-year decrease was primarily due to the timing of orders for the traditional flu shot season. Billings to this market were down 60% over the trailing third quarter, which benefitted from carryover orders from the 2012 flu shot season and advance orders for the 2013 flu shot season.

Steady operating performance

Gross margin was 30.1% in the fourth quarter of fiscal 2013 compared with gross margin of 23.1% in the fiscal 2012 fourth quarter. The prior-year margin was negatively impacted by $0.3 million, or 655 basis points, associated with last year's accrued loss for lease-related liabilities for the Company's Atlanta facility resulting from a U.S. Government contract termination.

Selling, general and administrative (SG&A) expense was $2.2 million in the fourth quarter of fiscal year 2013, essentially flat when compared with the fourth quarter of fiscal 2012. The Company expects to maintain a quarterly level of about $2.2 million to $2.4 million in SG&A expense over the next several quarters.

For the fourth quarter of fiscal 2013, the Company had an operating loss of $0.7 million compared with an operating loss of $1.2 million in the same period of the prior year.

Earnings before interest, taxes, depreciation, and amortization, or EBITDA, was a $0.4 million loss for the fourth quarter of fiscal 2013 compared with an EBITDA loss of $1.0 million in the same period of the prior fiscal year. Sharps believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, provides additional information related to its operating performance. (See Reconciliation of Net Loss to EBITDA in the supplemental table included at the end of this release.)

Net loss for the fiscal 2013 fourth quarter was $0.7 million, or $0.05 per diluted share, compared with a net loss of $2.8 million, or $0.18 per diluted share, for the corresponding prior-year period. The current and prior-year periods were negatively impacted by a deferred tax valuation allowance of $0.25 million, or $0.02 per diluted share and $2.0 million, or $0.13 per diluted share, respectively.

Fiscal 2013 review

For the year ended June 30, 2013, revenue was $21.5 million compared with $21.8 million during the prior-year period, which included $1.7 million associated with the maintenance portion of a U.S. government contract. The contract was terminated effective January 31, 2012. Excluding that impact, core customer billings increased 5.9%, or $1.2 million, to $21.3 million during fiscal 2013. Professional billings increased 28.0% to $3.9 million compared with $3.0 million in fiscal 2012. Assisted Living billings increased 20.6% to $1.6 million compared with $1.3 million in the prior-year period. Pharmaceutical billings increased 13.3% to $2.4 million compared with $2.1 million in the prior-year period. Core government billings increased 74.7%, or $0.3 million, to $0.7 million driven by a $0.2 million stocking order placed by the U.S. Department of Defense.

Retail billings were down $0.2 million to $5.0 million compared with fiscal 2012, as a result of timing of customer orders and a new program launch in the prior-year period of the TakeAway Environmental Return System™ solutions. This was somewhat offset by higher sales of the Complete Needle Collection & Disposal System™ in the current fiscal year. Flu shot related orders were down $0.2 million to $3.6 million for the current year.

For fiscal 2013, gross margin was 29.5% compared with 30.0% in the prior fiscal year as operating leverage was impacted by the overhead absorption associated with the termination of the U.S. Government maintenance contract. SG&A expense for fiscal 2013 was comparable to the previous year at $8.6 million.

Operating loss for the year ended June 30, 2013 and 2012 was $2.7 million and $2.5 million, respectively.

EBITDA loss for fiscal 2013 was $1.6 million compared with EBITDA loss of $1.4 million in fiscal 2012. (See Reconciliation of Net Loss to EBITDA in the supplemental table included at the end of this release.)

Net loss was $2.7 million, or $0.18 per diluted share, for the year ended June 30, 2013, compared with a net loss of $3.6 million, or $0.24 per diluted share, for the year ended June 30, 2012. The current and prior-year periods were negatively impacted by a deferred tax valuation allowance of $0.9 million, or $0.06 per diluted share and $2.0 million, or $0.13 per diluted share, respectively.

Financial flexibility and a strong balance sheet

Cash and cash equivalents were $15.5 million at June 30, 2013 compared with $17.5 million at June 30, 2012. Working capital was $16.6 million at June 30, 2013 compared with $18.6 million at the end of fiscal year 2012. At June 30, 2013, stockholders' equity and total assets were $21.1 million and $25.5 million, respectively, compared with $23.2 million and $27.6 million, respectively, at June 30, 2012.

In January 2013, the Company's Board of Directors authorized a stock repurchase program for up to $3 million over a two-year period. During the quarter ended June 30, 2013, no shares of the Company's stock were repurchased. During fiscal 2013, 25,360 shares of the Company's stock were repurchased at an average price of $2.93 per share.

Outlook

Mr. Tusa noted, "The small quantity generator market place has been looking for alternatives to the traditional and expensive pick-up service for years. We believe the change in the healthcare environment is driving more healthcare providers to find new ways to increase efficiencies and reduce cost. Our transformation from a mailback company to a full services medical waste management company allows us to better address those needs. Additionally, we believe that changing demographics and an anticipated significant increase in alternative site administration of healthcare will drive demand for cost effective medical waste solutions at a faster pace in the coming years. We expect to capitalize on the investments we have made in sales initiatives and innovative solutions, and believe we are well positioned to educate the market place that we are an alternative provider that is positioned to service their needs for safe and cost effective medical waste management."

Fourth quarter and fiscal year 2013 webcast and conference call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by dialling (201) 689-8560. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers. Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until Wednesday, August 28, 2013. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 417136. A transcript will also be posted to Sharps' website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service provider of comprehensive medical waste management services throughout North America. Its strategy is to capture a large part of the estimated $3.8 billion untapped market for its solutions by targeting the major agencies that are interrelated with this medical waste stream, including pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, the U.S. government and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps® Recovery System is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials. The Company has partnered with Daniels Sharpsmart in a joint marketing alliance to serve the entire U.S. medical waste market, addressing small and large quantity medical waste generators with highly cost-effective and compliant solutions. Its innovative offerings serve the needs of healthcare and physician's facilities, dental groups and veterinarians that have multi-site and multi-size locations.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information, EBITDA and non-GAAP net income (loss) per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three-Months Ended			Twelve-Months Ended
	June 30,			June 30,
	(Unaudited)			(Unaudited)
	2013	2012	% Change	2013	2012	% Change

Revenue	$ 5,250	$ 4,541	15.6%	$ 21,530	$ 21,787	(1.2%)

Cost of revenue	3,671	3,491	5.2%	15,183	15,246	(0.4%)
Gross profit	1,579	1,050	50.4%	6,347	6,541	(3.0%)
Gross margin	30.1%	23.1%		29.5%	30.0%
SG&A expense	2,168	2,184	(0.7%)	8,619	8,609	0.1%
Depreciation and amortization	106	115	(7.8%)	437	453	(3.5%)

Operating loss	(695)	(1,249)		(2,709)	(2,521)
Operating margin	(13.2%)	(27.5%)		(12.6%)	(11.6%)
Other income (expense)	(10)	9		12	23

Loss before income taxes	(705)	(1,240)		(2,697)	(2,498)
Income tax expense (benefit)	(15)	1,564		15	1,123
Net loss	$ (690)	$ (2,804)		$ (2,712)	$ (3,621)

Net loss per share
Basic	$ (0.05)	$ (0.18)		$ (0.18)	$ (0.24)
Diluted	$ (0.05)	$ (0.18)		$ (0.18)	$ (0.24)

Weighted Average Shares Outstanding
Basic	15,333	15,185		15,255	15,109
Diluted	15,333	15,185		15,255	15,109

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2013	June 30, 2012
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 15,503	$ 17,498
Restricted cash	111	--
Accounts receivable, net	2,595	2,215
Inventory	1,632	2,219
Prepaid and other current assets	583	610
Total current assets	20,424	22,542
Property, plant and equipment, net	4,440	4,632
Intangible assets, net	668	464
Total assets	$ 25,532	$ 27,638

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,085	$ 752
Accrued liabilities	1,345	1,302
Deferred revenue	1,351	1,881
Total current liabilities	3,781	3,935
Long-term deferred revenue	579	358
Other long-term liabilities	102	165
Total liabilities	4,462	4,458
Stockholders' equity:
Total stockholders' equity	21,070	23,180
Total liabilities and stockholders' equity	$ 25,532	$ 27,638

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing and Revenue Information
(unaudited)
(in thousands)

	Three-Months Ended June 30,
	2013	% Total	2012	$ Change	%
BILLINGS BY MARKET:
Home Health Care	$ 1,876	37.1%	$ 1,871	$ 5	0.3%
Retail	698	13.8%	834	(136)	(16.3%)
Professional	1,037	20.5%	782	255	32.6%
Pharmaceutical	602	11.9%	280	322	115.0%
Assisted Living	416	8.2%	370	46	12.4%
Core Government	136	2.7%	94	42	44.7%
Other	294	5.8%	222	72	32.4%
U.S. Government Contract	--	0.0%	--	--	--
Subtotal	5,059	100.0%	4,453	606	13.6%
GAAP Adjustment *	191		88	103	117.0%
Revenue Reported	$ 5,250		$ 4,541	$ 709	15.6%

	Twelve-Months Ended June 30,
	2013	% Total	2012	$ Change	%
BILLINGS BY MARKET:
Home Health Care	$ 6,721	31.6%	$ 6,856	$ (135)	(2.0%)
Retail	5,041	23.7%	5,259	(218)	(4.1%)
Professional	3,863	18.2%	3,019	844	28.0%
Pharmaceutical	2,413	11.3%	2,129	284	13.3%
Assisted Living	1,576	7.4%	1,307	269	20.6%
Core Government	732	3.4%	419	313	74.7%
Other	937	4.4%	1,114	(177)	(15.9%)
U.S. Government Contract	--	0.0%	1,685	(1,685)	(100.0%)
Subtotal	21,283	100.0%	21,788	(505)	(2.3%)
GAAP Adjustment *	247		(1)	248	(24,800%)
Revenue Reported	$ 21,530		$ 21,787	(257)	(1.2%)

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue.
Customer billings include all invoiced amounts for products shipped during the period reported.
GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing by Channel Information
(unaudited)
(in thousands)

	Three-Months Ended June 30,
	2013	% Total	2012	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 1,705	33.7%	$ 1,236	$ 469	37.9%
Distributors	2,429	48.0%	2,586	(157)	(6.1%)
Inside and Online Sales	925	18.3%	631	294	46.6%
Total Billings By Channel	$ 5,059	100.0%	$ 4,453	$ 606	13.6%

	Twelve-Months Ended June 30,
	2013	% Total	2012	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 8,139	38.3%	$ 8,377	$ (238)	(2.8%)
Distributors	9,884	46.4%	9,421	463	4.9%
Inside and Online Sales	3,260	15.3%	2,305	955	41.4%
U.S. Government Contract	--	0.0%	1,685	(1,685)	(100.0%)
Total Billings By Channel	$ 21,283	100.0%	$ 21,788	$ (505)	(2.3%)

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Table to Reconcile Net Loss to EBITDA
(unaudited)
(in thousands)

	Three-Months Ended		Twelve-Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net loss	$ (690)	$ (2,804)	$ (2,712)	$ (3,621)

Income tax expense (benefit)	(15)	1,564	15	1,123
Interest income	(6)	(9)	(28)	(37)
Depreciation and amortization	276	287	1,103	1,117

EBITDA	$ (435)	$ (962)	$ (1,622)	$ (1,418)

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income (loss), plus income tax (benefit) expense, interest (income) expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial results, and accordingly, EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Reconciliation of GAAP to Non-GAAP Net Loss per Share *
(unaudited)
(in thousands, except per share data)

	Three-Months Ended		Twelve-Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net loss	$ (690)	$ (2,804)	$ (2,712)	$ (3,621)

Diluted net loss per share	$ (0.05)	$ (0.18)	$ (0.18)	$ (0.24)

Adjustments, net of tax:
Accrued loss on sublease	--	197	102	197
Severance costs	--	--	121	--

Adjustments	$ --	$ 197	$ 223	$ 197

Deferred Tax Valuation Allowance	$ 253	$ 1,961	$ 923	$ 1,961

Adjusted Net Loss	$ (437)	$ (646)	$ (1,566)	$ (1,463)

Adjusted diluted net income (loss) per share*	$ (0.03)	$ (0.04)	$ (0.10)	$ (0.10)

* In accordance with U.S. generally accepted accounting principles (GAAP), reported net income (loss) per share includes the after-tax impact of the items identified in this table. The Company believes this information is useful to investors and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.
CONTACT: Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         - OR -

         Deborah K. Pawlowski
         Kei Advisors LLC
         Investor Relations
         Phone: (716) 843-3908
         Email: dpawlowski@keiadvisors.com